Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 30, 2025, relating to the financial statements of Prenetics Global Limited appearing in the Annual Report on Form 20-F of Prenetics Global Limited for the year ended December 31, 2024.

/s/ Deloitte Touche Tohmatsu
Hong Kong, the People’s Republic of China
May 7, 2025